Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600   205-444-4640 FAX
www.biocryst.com

Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205) 444-4633

FOR IMMEDIATE RELEASE

JON P. STONEHOUSE APPOINTED CHIEF EXECUTIVE OFFICER OF BIOCRYST

FORMER MERCK KGAA, ASTRAZENECA EXECUTIVE TO SUCCEED
FOUNDER CHARLES E. BUGG, PH.D.

Birmingham, Alabama – January 8, 2007 - BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced Jon P. Stonehouse, has been appointed Chief Executive Officer and a member of the company’s Board of Directors.  Mr. Stonehouse succeeds Charles E. Bugg, Ph.D., founder and former Chief Executive Officer, and a pioneer in crystallography who previously announced his intention to retire in 2007.  In his new role, Dr. Bugg will become non-executive Chairman of BioCryst.

“The Board would like to thank Charlie for the 20 years of leadership and insight he has brought to BioCryst as Chief Executive Officer,” said Zola P. Horovitz, Ph.D., lead director of BioCryst’s Board.  “Under his guidance, BioCryst has developed a robust research engine that has produced product candidates for leukemia, inflammatory and infectious diseases.”

Mr. Stonehouse, a pharmaceutical executive for nearly 20 years, has strong commercialization, financial transaction, business development and management experience.  He most recently served as Senior Vice President of Corporate Development at Merck KGaA with responsibility for global licensing and business development, corporate mergers and acquisitions, corporate strategic planning and alliance management.  Among his accomplishments, he was responsible for leading the effort to develop a strategy for Merck that significantly changed the company over the last four years.  This culminated with the acquisition of Serono, S.A., the largest biotechnology company in Europe at the time of the agreement.

“Jon Stonehouse has an outstanding track record as a leader, a builder and an executive of unquestioned integrity,” said Dr. Horovitz.  “Our Board of Directors set out to find a Chief Executive Officer with demonstrated skills in late-stage product development, as well as, pharmaceutical sales and marketing and Jon Stonehouse meets and exceeds all of our requirements.  Jon shares the Board’s strategic vision and I have great confidence in his ability to lead BioCryst to the next level as a multi-product, global biotechnology company.”

Mr. Stonehouse said, “I am very excited to be leading a science-charged, cutting-edge company like BioCryst.  I am impressed by the exceptionally high quality, efficiency and output of the scientific base of a company this size.  In addition the company has a full pipeline with the potential to bring new compounds to market in the near future.  I look forward to working with all BioCryst employees and our partners to realize the full potential of this innovative company.”

J. Claude Bennett, M.D., Chief Operating Officer of BioCryst said, “I am pleased to welcome Jon Stonehouse to BioCryst.   We expect to benefit from Jon’s broad range of experience in product and business development, commercialization and from his proven leadership ability.  We look forward to working with him.”

Mr. Stonehouse joined Merck KGaA in 1999 as Vice President, Strategy, Business Integration and IT with responsibility for building the company’s licensing and business development presence in the U.S.  He was then appointed Vice President, Global Business Development and Integration with responsibility to lead worldwide licensing and business development efforts for Merck KGaA Ethical Pharmaceuticals.

Prior to joining Merck KGaA, Mr. Stonehouse worked at both AstraZeneca and Merck & Co.  He held several positions including National Sales Manager and Product Director, Omeprazole. In his capacity as Product Director, he was responsible for all clinical development and commercial activity for PRILOSEC in the US – the world’s leading prescription medication at that time.  Mr. Stonehouse holds a bachelor’s degree in microbiology from the University of Minnesota.

About BioCryst

BioCryst Pharmaceuticals, Inc. is a leader in the use of crystallography and structure-based drug design for the development of novel therapeutics to treat cancer, cardiovascular diseases, autoimmune diseases, and viral infections.  The company is advancing multiple internal programs toward potential commercialization including Fodosine™ in oncology, BCX-4208 in transplantation and autoimmune diseases, peramivir in seasonal and life-threatening influenza and BCX-4678 in hepatitis C.  BioCryst has a worldwide partnership with Roche for the development and commercialization BCX-4208 and is collaborating with Mundipharma Holdings for the development and commercialization of Fodosine™ in markets across Europe, Asia, Australia and certain neighboring countries.  In January, 2007 the U.S. Department of Health and Human Services (DHHS) awarded a $102.6 million, four-year contract to BioCryst for advanced development of peramivir to treat seasonal and life-threatening influenza, including avian flu.  For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.

Forward-looking statements

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that DHHS could reduce or eliminate funding for peramivir, that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed, that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates, that our product candidates may not receive required regulatory clearances from the FDA, that ongoing and future clinical trials may not have positive results, that we may not be able to complete successfully the Phase IIb trial for Fodosine™ that is currently planned to be pivotal, that we or our licensees may not be able to continue future development of our current and future development programs, that our development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners for further development of its product candidates, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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